Exhibit 99.1

Tronox to Acquire Norwegian Titanium Smelting Facility

Bolt-on Transaction Further Advances Tronox’s Vertical Integration Strategy

STAMFORD, Conn., May 14, 2020 – Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), a leading integrated manufacturer of titanium dioxide pigment, today announced that it has signed a definitive agreement to acquire the TiZir Titanium and Iron (“TTI”) business from Eramet S.A., a publicly traded French multinational mining and metallurgy company, for approximately $300 million. TiZir’s TTI facility, located in Tyssedal, Norway, upgrades ilmenite to produce high-grade titanium slag and high-purity pig iron with an annual capacity of approximately 230,000 tons and 90,000 tons, respectively.

“This highly strategic acquisition represents the next step in advancing our vertical integration strategy, providing Tronox with increased titanium feedstock capacity to better fulfill our internal requirements, and in turn, better serve our pigment customers with a low-cost, secure source of supply. The site is ideally situated to supply feedstock to our European pigment facilities,” commented Jeffry N. Quinn, chairman and chief executive officer of Tronox.

“The technology and manufacturing capabilities acquired will lower our cost of obtaining the feedstocks we need to run our pigment plants, broaden the geographic diversity of our titanium feedstock operations, and improve the likelihood of a successful commissioning, ramp up, and eventual acquisition of the Jazan smelter. TTI is a great complement to Tronox because of a shared focus on operational excellence, safety and sustainability. We are excited about the opportunities created by the addition of this well-established, high-quality asset to the Tronox portfolio,” added Mr. Quinn.

As part of the transaction, Tronox will enter a supply agreement with Eramet’s Grande Côte Operations mineral sands mine in Senegal to provide Grande Côte’s ilmenite to TTI. For the first two years, Tronox expects the Grand Côte mine will supply substantially all of TTI’s requirements, but the volumes sold reduces throughout the term of the agreement, allowing Tronox the flexibility to supply TTI from its own mineral sands assets or other sources.

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The $300 million purchase price represents a synergy-adjusted multiple of approximately 5.2x FY 2019 Adjusted EBITDA and will be funded with cash from the balance sheet. The transaction is expected to achieve $15-20 million in run-rate synergies in year three. The transaction has received the unanimous approval of the Tronox and Eramet boards of directors and is subject to certain consents and customary closing conditions including regulatory approvals.

Credit Suisse is acting as financial advisor to Tronox for the transaction and Cleary Gottlieb Steen & Hamilton LLP and Wikborg Rein are Tronox's legal advisors.

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About Tronox

Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals; and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With nearly 7,000 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit Tronox.com.

About Eramet

Eramet, a global mining and metallurgical group, is a key player in the extraction and valorisation of metals (manganese, nickel, mineral sands) and the elaboration and processing of alloys with a high added value (high-speed steels, high-performance steels, superalloys, aluminium and titanium alloys). The Group supports the energy transition by developing activities with high growth potential, including recycling and the extraction and refining of lithium. Eramet positions itself as the privileged partner of its customers in sectors that include carbon and stainless steel, aerospace, pigments, energy, and new battery generations. Building on its operating excellence, the quality of its investments and the expertise of its employees, the Group leverages an industrial, managerial and societal model that is virtuous and value-accretive. As a contributive corporate citizen, Eramet strives for a sustainable and responsible industry. Eramet employs around 13,000 people in more than 20 countries with sales of c.€4 billion in 2019. For further information, go to www.eramet.com

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Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated synergies based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual synergies, or achievements to differ materially from the results, level of activity, performance, anticipated synergies or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, the risk that a regulatory approval that may be required for the Transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the risk that the Transaction does not close or that the Transaction Agreement is terminated; the risk that expected synergies, operating efficiencies and other benefits expected from the Transaction will not be realized or will not be realized within the expected time period; business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission (SEC).

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

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